UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                               (Amendment No.1)*


                             Accupoll Holding Corp
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                               (Name of Issuer)


                                 COMMON STOCK
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                          (Title of Class Securities)


                                  00438W101
                     ------------------------------------
                                (CUSIP Number)


                              September 13, 2005
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



..........................
CUSIP No.  00438W101
..........................

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      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      SRG Capital LLC
      13-4153303

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      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  | |

      (b)  | |

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      SEC Use Only
3

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      Citizenship or Place of Organization
4
	State of New York, USA
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              	5    Sole Voting Power

  Number of		3,097,190
   shares	----------------------------------------------------------------
beneficially	6    Shared Voting Power
  owned by
   each
reporting	----------------------------------------------------------------
 person with   7    Sole Dispositive Power

			3,097,190
		----------------------------------------------------------------
               8    Shared Dispositive Power


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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      9,522,190 (1)
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10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares


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11    Percent of Class Represented by Amount in Row (9)

      4.04 % (2)
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12 Type  of Reporting Person (See Instructions)

      OO (3)
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..........................
CUSIP No.  00438W101
..........................
(1) All shares of Common Stock indicated as beneficially owned by SRG Capital, LLC are, as of the date of this Schedule 13G/A, held as follows:
(a) 3,097,190 Restricted shares of Common Stock,
(b) 1,675,000 Series A Restricted warrants, exercisable until the 150th day after the effective date of the S-1 Registration Statement,
(c) 2,375,000 Series B Restricted Warrants, exercisable until the 4th anniversary of the effective date of the S-1 Registration Statement, and
(d) 2,375,000 Series C warrants, exercisable until the 3rd anniversary of the effective date of the S-1 Registration Statement.

(2) Based on 235,943,670 shares of Common Stock outstanding as of 3/31/2005.

(3) Limited Liability Company


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Item 1.

    (a) Name of Issuer

      	Accupoll Holding Corp


    (b) Address of Issuer's Principal Executive Offices

        15101 Red Hill Avenue, Suite 220
        Tustin, CA 92780

Item 2.

    (a) Name of Person Filing

	SRG Capital, LLC

    (b) Address of Principal Business office or, if None, Residence

	120 Broadway, 40th Floor
	New York, NY 10271

    (c) Citizenship

	Place of Organization:  State of New York, USA

    (d) Title of Class Securities

        Common

    (e) CUSIP Number

          00438W101

Item 3.  N/A


Item 4. Ownership

        Common Stock:

        The information in Items 1 and 5-11 on the Page 2 of this Schedule 13G/A, regarding the holdings of SRG Capital, LLC, is hereby incorporated by reference.


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

	Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable

Item 8. Identification of Members of the Group.

        Not Applicable

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


Date:  September 14, 2005
                               SRG CAPITAL LLC

                               /s/ Yoav Roth
                          ------------------------------------------
                               Signature

				Yoav Roth / Portfolio Manager
                          ------------------------------------------
                      		Name / Title